Exhibit 99

NEWS RELEASE
January 30, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS 2018 YEAR-END AND FOURTH QUARTER EARNINGS

Fourth Quarter 2018 Net Income of $21.8 Million
2018 Net Income of $82.5 Million - Highest in Bank’s History
Solid Earnings Growth and Profitability

Selected 2018 Highlights

•	Continued improvement in 2018 earnings and profitability

•	Return on equity of 13.5%

•	Deposit growth of 4.6%

•	Net interest margin expanded 14 bps to 3.83%

•	Efficiency ratio of 59.4%, improved more than 200 bps versus 2017

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE) today reported 2018 net income of $82.5 million compared to $67.0 million in 2017. Net income for the fourth quarter of 2018 was $21.8 million, compared to $21.2 million in the third, or linked, quarter of 2018 and $16.9 million in the fourth quarter of 2017. Key measures of efficiency and profitability strengthened over the prior year, with an efficiency ratio for the full year of 59.4% compared to 61.6% in 2017, net interest margin expanding to 3.83% compared to 3.69% for 2017, and return on average equity of 13.5% compared to 11.2% for 2017.
“2018 was a record year for the bank, reflecting the combination of a healthy Hawaii economy, the benefits of tax reform, and the hard work of our ASB teammates to improve efficiency and deliver disciplined growth. We are excited about the opportunity for continued efficiency and operational improvements with our transition to our new corporate campus during the first quarter of 2019,” said Rich Wacker, president and chief executive officer of American.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2019

Financial Highlights
    Net interest income was $242.7 million in 2018, an increase of 8% compared to $223.9 million in 2017. Fourth quarter 2018 net interest income was $63.4 million, compared to $61.1 million in the linked quarter and $57.0 million in fourth quarter of 2017. The increase in net interest income reflects growth in interest earning assets along with the improved interest rate environment, which resulted in higher yields on interest earning assets. Net interest margin grew to 3.83% in 2018 compared to 3.69% in 2017. Fourth quarter of 2018 net interest margin was 3.95% compared to 3.81% in the linked quarter and 3.68% in the fourth quarter of 2017, with the improvement primarily attributable to higher yields on interest earning assets and continued low funding costs.
The provision for loan losses was $14.7 million in 2018 compared to $10.9 million in 2017. The fourth quarter of 2018 provision for loan losses was $2.4 million compared to $6.0 million in the linked quarter and $3.7 million in the fourth quarter of 2017. The year over year increase in the provision for loan losses was primarily due to additional loan loss reserves for the consumer loan portfolio. The decrease in the fourth quarter of 2018 provision for loan losses compared to the linked quarter was primarily due to releases of reserves in the commercial and commercial real estate loan portfolios as a result of improved credit quality and the payoff of a criticized commercial real estate construction loan. The 2018 net charge-off ratio was 0.34% compared to 0.27% in 2017 primarily due to charge off activity in the personal unsecured loan portfolio. Nonaccrual loans as a percent of total loans receivable held for investment was 0.56% compared to 0.59% in the linked quarter and 0.51% in the prior year quarter.
Noninterest income for 2018 was $56.1 million, compared to $61.6 million in 2017, and fourth quarter 2018 noninterest income was $13.5 million, compared to $15.3 million in the linked quarter and $15.0 million in the fourth quarter of 2017. The lower noninterest income for the year was primarily due to lower debit card interchange fees as a result of a new accounting standard that reclassified $4.2 million of debit card expenses in 2018 to noninterest income.
Noninterest expense for 2018 was $177.4 million compared to $175.9 million in 2017. Fourth quarter of 2018 noninterest expense was $45.7 million compared to $43.6 million in the linked quarter and $45.3 million in the fourth quarter of 2017. The increase in noninterest expense for the year was primarily due

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2019

to higher compensation and benefit expenses as a result of annual merit increases and the bank’s decision to increase the entry salary for employees, partially offset by the reclassification of debit card expenses described above.
Total loans were $4.8 billion as of December 31, 2018, up 3.7% from December 31, 2017, with retail loans up $130 million, or 3.9%, reflecting American’s disciplined approach toward growing the loan portfolio. The commercial real estate construction portfolio was down 14.8% from December 31, 2017.
    Total deposits were $6.2 billion at December 31, 2018, an increase of $268 million or 4.6% from December 31, 2017. The average cost of funds was 0.25% for the full year 2018, up 4 basis points from the prior year. For the fourth quarter of 2018, the average cost of funds was 0.28%, up 2 basis points from the linked quarter and up 7 basis points from the prior year quarter.
     Overall, American’s return on average equity for the full year was solid at 13.5% in 2018 compared to 11.2% in 2017 and the return on average assets for the full year was 1.20% in 2018 compared to 1.02% in 2017. For the fourth quarter of 2018, the return on average equity was 14.1%, compared to 13.8% in the linked quarter and 11.1% in the fourth quarter of 2017. Return on average assets was 1.25% for the fourth quarter of 2018, compared to 1.22% in the linked quarter and 1.01% in the same quarter last year.
In 2018, American paid dividends of $50 million to HEI while maintaining healthy capital levels - leverage ratio of 8.7% and total capital ratio of 13.9% at December 31, 2018.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2019 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter and full year 2018 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2018.
HEI plans to announce its fourth quarter and 2018 consolidated financial results on Friday, February 15, 2019 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2019 EPS guidance that same day at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2019

and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations,” sub-heading "News and Events - Events and Presentations."  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor such portions of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may also sign up to receive e-mail alerts (based on each investor's selected preferences) by visiting the "Investor Relations" section of the website, sub-heading "Email Notification." The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the February 15, 2019 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through March 1, 2019 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10127920.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific current, LLC.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2019

projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
Interest and dividend income
Interest and fees on loans	$57,145	$55,885	$51,986	$220,463	$207,255
Interest and dividends on investment securities	10,632	9,300	8,230	37,762	28,823
Total interest and dividend income	67,777	65,185	60,216	258,225	236,078
Interest expense
Interest on deposit liabilities	4,115	3,635	2,802	13,991	9,660
Interest on other borrowings	255	404	386	1,548	2,496
Total interest expense	4,370	4,039	3,188	15,539	12,156
Net interest income	63,407	61,146	57,028	242,686	223,922
Provision for loan losses	2,408	6,033	3,670	14,745	10,901
Net interest income after provision for loan losses	60,999	55,113	53,358	227,941	213,021
Noninterest income
Fees from other financial services	4,996	4,543	5,741	18,937	22,796
Fee income on deposit liabilities	5,530	5,454	5,678	21,311	22,204
Fee income on other financial products	1,977	1,746	1,464	7,052	7,205
Bank-owned life insurance	390	2,663	1,374	5,057	5,539
Mortgage banking income	94	169	305	1,493	2,201
Other income, net	492	736	388	2,200	1,617
Total noninterest income	13,479	15,311	14,950	56,050	61,562
Noninterest expense
Compensation and employee benefits	26,340	23,952	23,836	98,387	94,931
Occupancy	4,236	4,363	4,076	17,073	16,699
Data processing	3,681	3,583	3,531	14,268	13,280
Services	2,287	2,485	3,005	10,847	10,994
Equipment	1,801	1,783	1,899	7,186	7,232
Office supplies, printing and postage	1,580	1,556	1,676	6,134	6,182
Marketing	844	993	1,211	3,567	3,501
FDIC insurance	635	638	608	2,713	2,904
Other expense	4,341	4,240	5,470	17,238	20,144
Total noninterest expense	45,745	43,593	45,312	177,413	175,867
Income before income taxes	28,733	26,831	22,996	106,578	98,716
Income taxes	6,966	5,610	6,137	24,069	31,719
Net income	$21,767	$21,221	$16,859	$82,509	$66,997
Comprehensive income	$35,446	$16,480	$10,245	$75,390	$63,858
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.25	1.22	1.01	1.20	1.02
Return on average equity	14.08	13.80	11.09	13.51	11.20
Return on average tangible common equity	16.23	15.93	12.82	15.61	12.99
Net interest margin	3.95	3.81	3.68	3.83	3.69
Efficiency ratio	59.50	57.02	62.95	59.39	61.60
Net charge-offs to average loans outstanding	0.37	0.40	0.26	0.34	0.27
As of period end
Nonaccrual loans to loans receivable held for investment	0.56	0.59	0.51
Allowance for loan losses to loans outstanding	1.08	1.14	1.15
Tangible common equity to tangible assets	7.95	7.75	7.81
Tier-1 leverage ratio	8.7	8.6	8.6
Total capital ratio	13.9	13.8	14.2
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$14.0	$14.0	$9.4	$50.0	$37.5
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in the first quarter of 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

December 31	2018		2017
(in thousands)
Assets
Cash and due from banks		$122,059		$140,934
Interest-bearing deposits		4,225		93,165
Investment securities
Available-for-sale, at fair value		1,388,533		1,401,198
Held-to-maturity, at amortized cost		141,875		44,515
Stock in Federal Home Loan Bank, at cost		9,958		9,706
Loans held for investment		4,843,021		4,670,768
Allowance for loan losses		(52,119)		(53,637)
Net loans		4,790,902		4,617,131
Loans held for sale, at lower of cost or fair value		1,805		11,250
Other		486,347		398,570
Goodwill		82,190		82,190
Total assets		$7,027,894		$6,798,659
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,800,727		$1,760,233
Deposit liabilities–interest-bearing		4,358,125		4,130,364
Other borrowings		110,040		190,859
Other		124,613		110,356
Total liabilities		6,393,505		6,191,812
Common stock		1		1
Additional paid in capital		347,170		345,018
Retained earnings		325,286		292,957
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(24,423)		$(14,951)
Retirement benefit plans	(13,645)	(38,068)	(16,178)	(31,129)
Total shareholder’s equity		634,389		606,847
Total liabilities and shareholder’s equity		$7,027,894		$6,798,659

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

7